Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 filed on the date herewith of flyExclusive, Inc. of our report dated May 5, 2023, relating to the consolidated financial statements of LGM Enterprises, LLC for the years ended December 31, 2022 and 2021, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

January 19, 2024